Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Ventas, Inc.

and

Ventas Realty, Limited Partnership

(Exact Name of Registrants as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	Ventas Realty, Limited Partnership 5.625% Senior Notes due 2034	456(b) and 457(r)	$500,000,000	98.75%	$493,750,000	$147.60 per $1,000,000	$72,877.5
	Other	Ventas, Inc. Guarantees of 5.625% Senior Notes due 2034	457(n)(1)	—	—	—	—	—
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	—		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
			Total Offering Amounts			$493,750,000		$72,877.5
			Total Fees Previously Paid					—
			Total Fee Offsets					—
			Net Fee Due					$72,877.5

(1)	The notes issued by Ventas Realty, Limited Partnership will be fully and unconditionally guaranteed, on a senior unsecured basis, by Ventas, Inc. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantee.